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                                                                EXHIBIT 10(d)(i)




                                December 13, 2000


PERSONAL AND CONFIDENTIAL

Mr. Douglas J. Glader
MiLAN Technology Corporation
1299 Orleans Avenue
Sunnyvale, CA   94089

Dear Doug:

         This letter, dated as of the date set forth above, confirms the terms of an amendment to your Employment Agreement with the Company dated February 6, 1995, as previously amended by letter agreements dated January 16, 1997 and November 20, 2000 (the "Agreement"). This letter also clarifies certain items contained in a memorandum dated April 19, 2000 regarding your relocation to California (the "Memorandum").

         1. The Company shall satisfy any obligation that you incur for federal and state income taxes on amounts that the Company either paid on your behalf or paid to you in reimbursement of your expenses related to the following items: house-hunting trips, temporary housing, household moving and insurance, temporary storage, and closing costs on both your previous residence in Minnesota and your current residence in California.

         2. The Company shall pay you (a) $8,481.66 per month and (b) the difference between annual real estate taxes you pay on your current residence in California and the 2000 homestead property tax on your former residence in Minnesota (the amounts in (a) and (b) are referred to as "Housing Normalization Payments") until the earliest of (i) the date on which you sell your current residence in California, (ii) the date on which you cease to be an employee of the Company, or (iii) the first date on which you are both free to trade under the Company's insider trading policy and you are legally entitled to sell shares of the Company's Common Stock that can be acquired under stock options granted to you by the Company and the net profit from such a sale (whether or not such sale actually occurs) after your payment of federal and state income taxes (whether or not such taxes are actually paid) would equal at least one million dollars. In addition, the Company agrees to make an additional after-tax payment to you in the full amount necessary to cover the additional federal and state income tax liability imposed on you because of your receipt of the Housing Normalization Payments, but reduced by any tax benefit you derive as a result of the deductibility of payments you make that are attributable to the Housing Normalization Payments.

         3. You shall repay to the Company $243,056.00 on or before January 26, 2001.

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         4. If your employment is terminated by the Company without "cause", you shall be entitled to severance pay equal to one year's base salary and a bonus (if earned) that would be prorated for the portion of the fiscal year through your employment termination date. The definition of "cause", which was originally attached as an appendix to the Agreement, is now attached to this letter. This letter shall not be construed so as to amend the definition of "cause" contained in the terms and conditions of your options to purchase shares of the Company's Common Stock.

         This letter constitutes the entire agreement between you and the Company regarding the subject matters contained herein and supersedes the January 16, 1997 and November 20, 2000 letter agreements, the Memorandum, and all other prior agreements and understandings relating to such subject matters.

         If the terms stated above are acceptable, please confirm by signing the enclosed copy below and returning it to me.

                                     Yours very truly,

                                     DIGI INTERNATIONAL INC.

                                     /s/ Joseph T. Dunsmore
                                     -------------------------------------------
                                         By Joseph T. Dunsmore
                                         President and Chief Executive Officer


                                     ACCEPTED:


                                     /s/ Douglas J. Glader
                                     -------------------------------------------
                                         Douglas J. Glader


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                                                                        APPENDIX

                     Definition of Cause - Douglas J. Glader
                                December 13, 2000

         For purposes of Douglas J. Glader's letter dated as of December 13, 2000, "cause" shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence) or any misdemeanor involving moral turpitude, or (B) any crime or offense involving dishonesty with respect to Digi International Inc. or any of its subsidiaries (collectively, the "Company"); (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of your duties;
(iv) your failure to devote substantially all of your working time and efforts during normal business hours to the Company's business; (v) knowing engagement in conduct which is materially injurious to the Company; (vi) knowing failure, for your own benefit, to comply with the Company's policies concerning confidentiality; (vii) knowingly providing materially misleading information concerning the Company to the Company's Chief Executive Officer or Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company; or (viii) any other failure by you to substantially perform your material duties (excluding nonperformance resulting from your disability) which failure is not cured within thirty (30) days after written notice from the Chairman of the Board or the Chief Executive Officer of the Company specifying the act of nonperformance or within such longer period (but no longer than ninety (90) days in any event) as is reasonably required to cure such nonperformance.


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